EXHIBIT 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the use in this Registration Statement on Form S-4 of First Advantage Corporation of our reports dated December 6, 2002 relating to the combined financial statements of the FAST division as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, the financial statements of Employee Health Programs, Inc. for as of December 31, 2001 and 2000 and for each of the years then ended, the financial statements of Substance Abuse Management, Inc. as of December 31, 2000 and for the year then ended and the financial statements of American Driving Records, Inc. as of December 31, 2001 and 2000 and for each of the years then ended, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Los Angeles, CA
January 17, 2003